Exhibit 10.1

STOCK REDEMPTION AGREEMENT

This Stock Redemption Agreement (this “Agreement”) is made between North American Oil and Gas Corp. (formerly named “Calendar Dragon, Inc.”), a Nevada corporation (the “Company”), and Bouwe Bekking (the “Selling Shareholder”) this 16th day of November 2012.

RECITALS

A.            The Selling Shareholder is the owner of 42,180,000 shares of common (after a 19-for-1 forward stock split recognized by the Financial Industry Regulatory Authority, Inc., at the open of business today, November 16, 2012) of common stock, par value $.001 per share, of the Company.

B.            The Selling shareholder desires to redeem 42,080,000 shares of common stock (the “Redemption Shares”), of the Company, leaving the Selling Shareholder a holder of 100,000 shares of common stock of the Company (after a 19-for-1 forward stock split recognized by the Financial Industry Regulatory Authority, Inc., at the open of business today, November 16, 2012).

C.             The Company desires to redeem the Redemption Shares from the Selling Shareholder, and the Selling Shareholder desires to have the Redemption Shares redeemed by the Company, upon the terms and conditions set forth in this Agreement.

ACCORDINGLY, the parties agree as follows:

1.             Redemption Price.  The Company shall redeem the Redemption Shares from the Selling Shareholder for the aggregate redemption price of US $21.20, which amount is hereby acknowledged as having been received in cash by the Company from the Selling Shareholder (the “Redemption Price”).

2.             Selling Shareholder’s Representations and Warranties.

2.1.           The Selling Shareholder represents and warrants to the Company that:  (i) the Selling Shareholder owns and holds the Redemption Shares free and clear of all liens, encumbrances and claims of other persons or entities whatsoever and subject to no options, warrants, contracts, agreements, arrangements or understandings of any kind; and (ii) the Selling Shareholder has full power and authority to transfer and deliver the Redemption Shares to the Company in accordance with the terms of this Agreement, and the consummation of the redemption transaction provided for in this Agreement shall not constitute the breach of any term or provision of, or constitute a default under, any agreement or other instrument to which the Selling Shareholder is a party.

2.2           The Selling Shareholder further represents and warrants to the Company that the Selling Shareholder has been advised to consult with, and has consulted or chosen not to consult with, independent advisers with respect to the fairness of the Redemption Price and the other terms of this Agreement.

3.             Mutual Release.  As of the date of this Agreement, the Company and the Selling Shareholder shall release and forever discharge each other from all claims arising prior to the date of this Agreement related to the Redemption Shares.

4.             Independent Legal Advice.  The Company and the Selling Shareholder agree and acknowledge that the Company has been represented in connection with the negotiation, documentation and closing of the transaction contemplated by this Agreement by the Law Offices of Thomas E. Puzzo, PLLC, which has acted and will act exclusively as attorneys for the Company.  The Selling Shareholder has obtained independent legal advice and/or has relied on such Selling Shareholder’s own knowledge and judgment prior to entering into an in connection with this Agreement.

5.             Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the parties to this Agreement and their respective spouses, successors, assignees, heirs and personal representatives.

6.             Legal Proceedings.  In the event any legal proceeding, including any arbitration, is commenced for the purpose of interpreting or enforcing any provision of this Agreement:

(i)           venue shall be in Seattle, Washington; and

(ii)          the prevailing party in the proceeding shall be entitled to recover (a) its attorneys’ fees in the proceeding and/or any related bankruptcy or appeal, in addition to its cost and disbursements, and (b) all other costs of the proceeding, including but no limited to the cost of experts, accountants and consultants and other costs and services reasonably related to the proceeding, from the non-prevailing party.

7.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect of the conflict of law principles thereof.

8.             Entire Agreement.  This Agreement supersedes any and all oral or written agreements previously made relating to the subject matter of this Agreement, and constitutes the entire agreement of the parties with respect to such subject matter.

9.             Amendment.  This Agreement may be modified or amended only in writing signed by both parties.

10.           Further Assurances. Each party shall execute and deliver any and all additional documents and instruments and shall take all actions reasonably requested by the other party in order to carry out the intent of this Agreement.

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11.           Counterparts.  This Agreement may be executed in counterparts and by facsimile or scanned e-mail attachment, each of which shall considered an original, but both of which together shall constitute the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY:

NORTH AMERICAN OIL AND GAS CORP.:

By:	/s/ Bouwe Bekking
Name: Bouwe Bekking
Title: President

SELLING SHAREHOLDER:

By:	/s/ Bouwe Bekking
Name: Bouwe Bekking